As filed with the Securities and Exchange Commission on November 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland 011-41-22-716-9800	Not applicable
(Address of Principal Executive Offices)	(ZIP Code)

Inducement Share Option Award

(Full Title of the Plan)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-8820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares of no par value
— Inducement Share Option Award to Isabelle Buckle	20,790 shares(2)	$4.81(3)	$99,999.90(3)	$10.91
— Inducement Share Option Award to Catherine Larue	20,790 shares(2)	$4.81(3)	$99,999.90(3)	$10.91
TOTAL	41,580 shares	—	$199,999.80	$21.82

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of no par value (“Ordinary Shares”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

Consists of Ordinary Shares underlying options to purchase Ordinary Shares granted to Ms. Buckle and Ms. Larue on September 1, 2020 as an inducement material to each of Ms. Buckle’s and Ms. Larue’s joining the Board of Directors (the “Board”) of Quotient Limited (the “Registrant”), in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share is based on the price at which such option may be exercised, which was the closing price of a share of the Registrant’s Ordinary Shares on September 1, 2020 as reported on The Nasdaq Global Market.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Quotient Limited (the “Registrant”) for the purpose of registering an aggregate of 41,580 Ordinary Shares that may be issued upon each of Ms. Buckle’s and Ms. Larue’s exercise of 20,790 share options (the “Inducement Awards”). The Inducement Awards will vest in three equal installments on each first, second and third anniversary of the date of grant. The Inducement Awards, which were issued outside of the Registrant’s 2014 Stock Incentive Plan, were approved by the Board and the Remuneration Committee of the Board and issued pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that is material to each of Ms. Buckle’s and Ms. Larue’s joining the Registrant’s Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Quotient Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this registration statement:

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on June 12, 2020 pursuant to Section 13 of the Exchange Act;

•	The Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020 and September 30, 2020 filed with the SEC on August 6, 2020 and November 6, 2020, respectively;

•

The Current Reports on Form  8-K filed with the SEC on July  23, 2020, September  8, 2020 (but only with respect to Items 1.01 and 8.01 and Exhibits 10.1, 99.2, 99.3 and 99.4 thereto), September  14, 2020 and November 2, 2020 (SEC Accession No. 0001564590-20-049411);

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on July 27, 2020 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part  III of our Annual Report on Form 10-K for the year ended March 31, 2020); and

•

The description of our ordinary shares contained in Amendment No.  3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

We have entered into indemnification agreements with our directors and certain of our officers which may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than with respect to claims where they are determined to have breached their fiduciary duties to us), and to advance their expenses, including legal expenses, incurred as a result of any investigation, suit or other proceeding against them as to which they could be indemnified. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If we were to incur a loss in connection with these arrangements, it could affect our business, operating results and financial condition.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Eysins, Switzerland on November 6, 2020.

QUOTIENT LIMITED

By:	/s/ FRANZ WALT
	Name:	Franz Walt
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Franz Walt, Peter Buhler and Ernest Larnach and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ FRANZ WALT	Chief Executive Officer and Director	November 6, 2020
Franz Walt	(Principal Executive Officer)

/s/ PETER BUHLER	Chief Financial Officer	November 6, 2020
Peter Buhler	(Principal Financial Officer)

/s/ ERNEST LARNACH	Head of Financial Accounting & Treasury	November 6, 2020
Ernest Larnach	(Principal Accounting Officer)

/s/ ISABELLE BUCKLE	Director	November 6, 2020
Isabelle Buckle

/s/ FREDERICK HALLSWORTH	Director	November 6, 2020
Frederick Hallsworth

/s/ CATHERINE LARUE	Director	November 6, 2020
Catherine Larue

/s/ BRIAN MCDONOUGH	Director	November 6, 2020
Brian McDonough

/s/ ZUBEEN SHROFF	Director	November 6, 2020
Zubeen Shroff

/s/ HEINO VON PRONDZYNSKI	Director	November 6, 2020
Heino von Prondzynski

Name	Title	Date

/s/ JOHN WILKERSON	Director	November 6, 2020
John Wilkerson

/s/ JEREMY STACKAWITZ	Authorized Representative in the United States	November 6, 2020
Jeremy Stackawitz

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Ordinary Shares Certificate (Filed as Exhibit 4.1 of Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-194390) on April 14, 2014 and incorporated herein by reference).

4.2*	Form of Share Option Award Agreement

5.1*	Opinion of Carey Olsen Jersey LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Carey Olsen Jersey LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016, further amended and restated on October 31, 2018, and further amended and restated on October 29, 2020 (incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2020)

*	Filed herewith.